Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-183190) and Form S-8 (No. 333-176246) of Dunkin’ Brands Group, Inc. of our report dated April 29, 2011 relating to the financial statements of B-R 31 Ice Cream Co. Ltd. for the fiscal year from January 1, 2010 to December 31, 2010, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers Aarata
Tokyo, Japan
March 27, 2013